Exhibit 99.2

Peapack-Gladstone Financial Corporation

500 Hills Drive, Suite 300

Bedminster, NJ 07921

October 4, 2012

Mr. Doug Kennedy

Re:      Offer Letter

Dear Doug:

This letter, when signed by the Chair of the Compensation Committee, constitutes our offer of employment for the position of Chief Executive Officer of both Peapack-Gladstone Financial Corporation (“PGFC”) and Peapack-Gladstone Bank (“PGB”) (collectively, the “Company”), subject to the normal conditions of employment at the Bank and other conditions set forth below. Our offer contemplates that your start date will be Tuesday, October 9, 2012. You will work out of the Company’s headquarters in Bedminster.

As Chief Executive Officer, you will report to the Company’s Boards of Directors, and have a working relationship with the Chairman of our Board, as appropriate.. You will have the authority, duties and responsibilities that are typical for a CEO position with a publicly traded company in the banking sector.

Your initial annualized salary will be five hundred thousand dollars ($500,000.00), and will be subject to review by the PGFC Compensation Committee of its Board of Directors (the “Compensation Committee”) from time to time. In addition, commencing for the year 2013 you will be eligible to receive annual and/or long term incentive bonuses from time to time, pursuant to terms established by the Compensation Committee. You will not receive a bonus for 2012. For calendar year 2013, your annual cash bonus (which will be payable to you within the first ninety (90) days of calendar year 2014) will be a minimum of one hundred thousand dollars ($100,000.00), provided that you are employed by the Company on the payment date. We expect that after your arrival you will develop and suggest to the Compensation Committee the structure of a performance-driven cash and equity bonus compensation plan for all of the Company’s executive officers to be put in place in January 2013.

In addition, in January 2013 the Compensation Committee expects to issue to you a grant of restricted stock which will vest over five years (the “Stock Grant”). The Stock Grant will be issued under the Peapack-Gladstone Financial Corporation 2012 Long-Term Incentive Plan, and will be subject to the terms thereof and the terms of the grant agreement establishing the Stock Grant. The Stock Grant is expected to vest in equal yearly increments, beginning on the first anniversary of the date of grant. The value of the stock underlying the Stock Grant is expected to be approximately two hundred fifty thousand dollars ($250,000.00), measured as of the grant date.

You will be eligible for Company benefits including health insurance, participation in our 401(k) plan, term life insurance, a Company car for business use, and other benefits and perquisites available to new senior executive officers, all in accordance with Company policies. You will be provided with more information about these plans and policies in the normal course.

As you know, in order to serve on the Board of Directors of a New Jersey Bank, you will need to own certain stock of our Company in your own name, unpledged, as required by the New Jersey Banking Act of 1948. In addition, the Company’s Corporate Governance Guidelines set forth higher levels of beneficial ownership of our stock. Please also note that in your position, under SEC rules, you will be an executive officer of the Company. As a result, immediately following your appointment, you will be required to file with the SEC an initial Form 3, and within 2 business days of any transaction, a Form 4, reporting purchases or sales of our stock. You will also be subject to the Company’s insider trading and black-out policies. Consequently, you should pre-clear purchases (as well as sales) of our stock with appropriate Company personnel.

The Company expects to enter into a formal employment agreement with you on mutually acceptable terms by the first quarter of 2013. Until we enter into an employment agreement, your employment with the Company will be on an at-will basis, and as such may be ended, with or without cause, at any time by either you or the Company, with or without prior notice or other obligations.

We need to comply with the Immigration Reform and Control Act of 1986. Accordingly, you will be required to timely complete the applicable sections of the Employment Eligibility Verification Form (Form I-9), and present appropriate information to establish your identity and employment eligibility. In addition, you will be required to sign and abide by the Peapack-Gladstone Financial Corporation Code of Business Conduct and Conflict of Interest Policy.

In addition, by accepting this offer, you confirm that you are legally entitled to work for the Company in the position identified, and that you are not bound by any restrictive covenant, non-competition agreement, non-solicitation agreement or other circumstance that would prevent you from accepting this position or limiting your effectiveness in performing your roles with the Company, except for the limitations contained in a certain letter agreement dated March 27, 2012. You agree that you either have not taken or have returned all confidential information (e.g., trade secrets, confidential business or technical information or know-how that is not generally known to the public) belonging to any previous employer or other third party, and will not bring any such confidential information with you to the Company, nor will you use and/or disclose any such confidential information during the course and/or scope of your employment with the Company.

If you have any questions regarding this employment offer, please call me directly.

To accept this offer of employment, please sign this letter below.

We very much look forward to having you join us.

Very truly yours, /s/ F. Duffield Meyercord
F. Duffield Meyercord
Chair
Compensation Committee

BY MY SIGNATURE BELOW, I ACCEPT THE TERMS AND CONDITIONS OF EMPLOYMENT OUTLINED IN THIS LETTER.

/s/ Doug Kennedy	October 4, 2012
Doug Kennedy	Date